ESTATE TAX REPEAL RIDER

                      An Additional Benefit of this Policy
                                    Issued By



ESTATE TAX          You may elect, during the Option Period, and so long as You
REPEAL BENEFIT      are eligible, to:

                    (1)  surrender Your policy; or

                    (2) exercise the policy exchange option under Your policy, subject to the conditions of that provision but without regard to the option period described therein,

                    without incurring any Surrender Charge that might otherwise apply.

                    We must receive Your written election to terminate the policy and exercise this option during the Option Period. We reserve the right to charge a fee of no more than $150.00 to process Your request. Notwithstanding the foregoing, if You elect to surrender Your policy, and You transfer the proceeds of Your policy to an annuity offered by Us or one of Our affiliated life insurance companies on the date of the conversion, We will not charge a fee to process Your request.

                    We recommend that You consult a tax advisor about any possible tax consequences of exercising the option under this rider.

OPTION PERIOD       If Estate Tax Repeal Legislation is in effect on January 1,
                    2010, the Option Period is a twelve-month period beginning on January 1, 2010.

                    If Estate Tax Repeal Legislation is enacted in calendar year 2010, the Option Period is a twelve-month period beginning on the date of enactment of the Estate Tax Repeal Legislation.

                    If Estate Tax Repeal Legislation is enacted prior to January 1, 2010, but takes effect during calendar year 2010, the Option Period is a twelve-month period beginning on the date the legislation takes effect.

                    The Estate Tax Repeal Legislation must meet the definition included in this rider in order for the Option Period to begin.

ESTATE TAX          Estate Tax Repeal Legislation is federal legislation that:
REPEAL
LEGISLATION         (1)  is in effect on January 1, 2010, takes effect during
                         calendar year 2010, or is enacted into law during calendar year 2010;

                    (2) provides for a full repeal of the federal estate tax to take effect on or before January 1, 2011; and

                    (3) does not include a provision that would prevent the repeal from taking effect or that would automatically reinstate the federal estate tax prior to January 1, 2013.

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WHEN EFFECTIVE      The effective date of this rider is shown on the Policy
                    Schedule.

ELIGIBILITY         To be eligible for the benefit under this rider, You must be eligible on each policy anniversary prior to or coinciding with the date the Option Period begins, or on the 31st day after each such anniversary. You are eligible on a policy anniversary if the sum of premiums paid, less withdrawals and Indebtedness, as of that policy anniversary, is at least equal to [70]% of the cumulative amount of Target Premium for the policy through that policy anniversary.

                    If You have not paid sufficient premium as of any such policy anniversary, we will notify you of the amount of the deficiency. You may maintain eligibility by paying additional premiums equal to the deficiency amount within 31 days after that policy anniversary.

TERMINATION         This rider will terminate on the earlier of:

                    (1) the date You first fail to be eligible for the benefit under this rider;

                    (2)  the date You exercise the option

                    (3)  the date the Option Period ends;;

                    (4)  the date the policy terminates; or

                    (5) January 1, 2011, if the Option Period has not yet begun.

OTHER This rider is attached to and made a part of the policy. The terms and definitions of the base policy apply to this rider except to the extent they are in conflict with its terms. This rider has no values. There is no additional premium charge for this rider.


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